Exhibit (e)(ii)

FIRST AMENDMENT TO

THE DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of March 3, 2020 by and between Datum One Series Trust (“Client”) and Foreside Financial Services, LLC (“Foreside”) is entered into as of July 2, 2020 (the “Effective Date”).

WHEREAS, Client and Foreside (the “Parties”) desire to amend Exhibit A to the Agreement to reflect the addition of Phaeacian Accent International Value Fund and Phaeacian Global Value Fund; and

WHEREAS, Section 18 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

DATUM ONE SERIES TRUST	FORESIDE FINANCIAL SERVICES, LLC

/s/ Barbara J. Nelligan	/s/ Mark A. Fairbanks
Barbara J. Nelligan, President	Mark A. Fairbanks, Vice President

EXHIBIT A

Fund Names

Polar Capital Emerging Market Stars Fund

Phaeacian Accent International Value Fund

Phaeacian Global Value Fund